Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Flushing Financial Corporation

Uniondale, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-283312) and Form S-8 (No. 333-198021, 333-219707, 333-257162, and 333-281482) of Flushing Financial Corporation (the Company) of our reports dated March 11, 2025, relating to the consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting, which appear in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

New York, New York

March 11, 2025